Exhibit A

March 31, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sir/Madam:

Re: Turnstone Systems, Inc. (the “Company”) and our statement required by Rule 12b-25(c)

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25, to be filed by the Company on or about March 31, 2005, which contains notification of the Company’s inability to file its Annual Report on Form 10-KSB for the period ended December 31, 2004 (the “Form 10-KSB”) by March 31, 2005. We have read the Company’s statements contained in Part III therein and we agree with the stated reasons as to why we have been unable to complete our audit and report on the Company’s consolidated financial statements for the year ended December 31, 2004, to be included in its Form 10-KSB.

Very truly yours,

/s/ KPMG LLP